Exhibit 99.13

COMPENSATION COMMITTEE CHARTER

1 May 2015

This Charter governs the operation of the Compensation Committee of the Board of Directors of Headwaters Incorporated (the “Corporation”).

Composition

The Compensation Committee shall be comprised of two (2) or more individuals selected by the Board of Directors from among its own members. The members of the Compensation Committee shall be elected each year by the Board of Directors and shall serve until such time as they resign or their successors are duly elected and qualified by the Board of Directors.  In appointing members of the Compensation Committee, the Board of Directors shall consider the knowledge, experience, education, or training as to business and compensation matters of the members of the Board of Directors under consideration for appointment to the Compensation Committee.  The members of the Compensation Committee may be removed, without cause, by the affirmative vote of the majority of the Board of Directors at any time.  Any member of the Compensation Committee may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary, or the Board of Directors (unless the notice specifies a later time for the effectiveness of such resignation).  Unless a chairperson for the Compensation Committee is designated by election of the Board of Directors, the members of the Compensation Committee may elect, by their own majority vote, a chairperson.

Each member of the Compensation Committee shall meet the objective test of “independence” which has been established by the Board of Directors or, in the absence of such test, the Board of Directors shall make an individual determination that such director is independent within the meaning of any applicable laws, including the rules and regulations promulgated thereunder, or any listing standard or rule established by the New York Stock Exchange (“NYSE”) and applicable to the Committee, provided that the exemptions from the independence requirements set forth in such rules and regulations shall also be applicable to members of the Committee.  Each member of the Committee shall also meet any additional independence or experience requirements as may be established from time to time by the NYSE or the Securities and Exchange Commission (“SEC”) and applicable to the Committee.  To that end, in determining whether a Director is independent for service on the Committee, the Board of Directors shall consider all factors specifically relevant to determining whether a Director has a relationship to the Corporation that is material to such Director’s ability to be independent from management of the Corporation in connection with the duties of a Committee member, including, but not limited to: (1) the source of compensation of such Director, including any consulting, advisory or other compensatory fee paid by the Corporation to such Director and (2) whether such Director is affiliated with the Corporation, a subsidiary of the Corporation or an affiliate of a subsidiary of the Corporation.  In addition, each member shall qualify as an “outside director” as such term is defined in section 162(m) of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, or any successor provisions thereto, and as a “non-employee director” as such term is defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor provisions thereto.

Statement of Policy

The Compensation Committee shall provide assistance to the Board of Directors in overseeing compensation policies and practices of the Corporation. Compensation shall be understood to include all cash, benefits, and equity paid, in whatever form, to an employee, officer, or director of the Corporation.

The criteria used by the Committee to evaluate compensation policies and practices shall include, but not be limited to, (1) value added during a compensation period, (2) level of responsibility, (3) appropriate incentives, (4) industry comparables, (5) principles of fairness and balance, and (6) general principles of sound business practice.

Annual Performance Evaluation

The Compensation Committee shall perform an annual self-evaluation of the performance of the Compensation Committee.

Responsibilities and Processes

The following shall be the principal recurring responsibilities and processes of the Compensation Committee. The responsibilities and processes are set forth as a guide with the understanding that the Compensation Committee may alter or supplement them as appropriate.

1.              Review and approve the compensation levels and policies for the members of the Board of Directors of the Corporation.

2.              Review and approve the corporate goals and objectives with respect to compensation for the chief executive officer (“CEO”). Evaluate the chief executive officer’s performance in light of corporate goals and objectives and, based upon these evaluations, determine and approve the CEO’s compensation, including salary, bonus, incentive, and equity compensation. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee should consider the Corporation’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Corporation’s CEO in past years.

3.              Make recommendations to the Board of Directors with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board of Director approval, including salary, bonus, incentive, and equity compensation.

4.              Produce a Compensation Committee report on executive officer compensation as required by the SEC to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the SEC.

5.              Review and discuss with management the Corporation’s Compensation Disclosure and Analysis (“CD&A”), and based on that review and discussion, recommend to the Board of Directors whether the Company’s CD&A should be included in the Company’s annual proxy statement or Annual Report on Form 10-K.

6.              Review and approve the compensation guidelines or practices for the Company’s employees and the criteria by which bonuses to the Company’s employees are determined.

7.              Administer the Corporation’s stock incentive plans, authorize grants under such plans, and recommend changes in such plans to the Board of Directors, as needed. Changes may include recommendations to amend such plans or change the number of shares reserved for issuance thereunder.

8.              Periodically review the Corporation’s compensation policies and incentive compensation arrangements to determine whether they encourage excessive risk-taking or are reasonably likely to have a material adverse effect on the Corporation, review and discuss at least annually the relationship between risk management policies and practices and compensation, evaluate operational and compensation policies and practices that could mitigate any such risk, and as appropriate based on such review and evaluation, make recommendations to the Board of Directors as to the foregoing in accordance with the requirement of SEC rules, NYSE standards, and applicable laws.

9.              The Compensation Committee shall perform such other activities and functions related to the compensation policies and practices of the Corporation as may be assigned from time to time by the Board of Directors.

10.       Compensation Committee members shall be chosen based on their competence and ability to add substance to the deliberations of the Compensation Committee.

11.       The Compensation Committee may delegate its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee, or to senior officers of the Corporation. Any delegation may be made only to the extent permitted by the NYSE rules, SEC rules and applicable law. The Compensation Committee may not, however, delegate any of its duties and responsibilities with regard to (i) compensation arrangements, including salary and short term and long term incentive awards, with respect to the CEO and any Section 16 Officer, or (ii) the Corporation’s annual proxy statement.

Reports and Meetings

1.              The Compensation Committee shall prepare or cause the preparation of a report as required by the SEC to be included in the Corporation’s annual proxy statement or annual report.

2.              The Committee shall maintain minutes of its meetings and regularly report its activities to the Board of Directors.

3.              The Committee shall submit any recommendations for changes to the Compensation Committee Charter to the full Board of Directors for approval.

Retention of Advisers

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to select, retain, oversee, terminate, and approve the fees and other retention terms of any compensation consultant, independent legal counsel, or other adviser (an “Adviser”), as it deems appropriate, without seeking approval of the Board of Directors or management of the Corporation.

Subject to any exceptions set forth in the Listed Company Manual of the NYSE, prior to selecting any Adviser, the Committee shall take into consideration all factors relevant to the Adviser’s independence from management of the Corporation, including:

1.              the provision of other services to the Corporation by the person that employs the Adviser (the “Employer”);

2.              the amount of fees received from the Corporation by the Employer, as a percentage of the Employer’s total revenue;

3.              the Employer’s policies and procedures that are designed to prevent conflicts of interest;

4.              any business or personal relationship of the Adviser with a member of the Committee;

5.              any of the Corporation’s stock owned by the Adviser; and

6.              any business or personal relationship of the Adviser or the Employer with an executive officer of the Corporation.

Reliance on Information Provided

In adopting this Compensation Committee Charter, the Board of Directors acknowledges that the Compensation Committee members may not be legal experts and are not providing any expert or special assurance as to the Corporation’s legal compliance. Each member of the Compensation Committee shall be entitled to rely on the accuracy and completeness of the compensation information and other information provided by persons and organizations within and outside the Corporation, absent actual knowledge to the contrary.